Exhibit 99.3

THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON, INCLUDING A PLEDGEE, UNLESS (1) EITHER (A) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES SHALL BE EFFECTIVE UNDER THE ACT OR (B) THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS THEN AVAILABLE AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”). PURSUANT TO TREASURY REGULATION §1.1275-3(b)(1), ALVIN OSWANDY, A REPRESENTATIVE OF THE COMPANY HEREOF WILL, BEGINNING TEN DAYS AFTER THE ISSUANCE DATE OF THIS NOTE, PROMPTLY MAKE AVAILABLE TO THE HOLDER UPON REQUEST THE INFORMATION DESCRIBED IN TREASURY REGULATION §1.1275-3(b)(1)(i). THE COMPANY’S HEAD OF STRATEGIC FINANCE MAY BE REACHED AT TELEPHONE NUMBER (480) 452-2823

ELROY AIR, INC.

CONVERTIBLE PROMISSORY NOTE

$[●]	Byron, CA

No. 2026-[●]	June [●], 2026

Elroy Air, Inc., a Delaware corporation (the “Company”), for value received, hereby promises to pay to [●] (the “Holder”), or the Holder’s successors or permitted assigns, the principal sum of $[●], together with interest, in the manner provided herein. This Convertible Promissory Note (this “Note”) has been issued pursuant to the terms of the Securities Purchase Agreement, dated as of [●], 2026 (the “Purchase Agreement”), between the Company and the Holder. This Note is one of a series of notes (collectively, the “Notes”) issued pursuant to securities purchase agreements with substantially the same terms as the Purchase Agreement. The terms of the Notes (including this Note) are and will be identical except as to the name of the Holder thereof, the date of issuance thereof (where applicable), and the original principal amount thereof. The Notes shall rank equally without preference or priority of any kind over one another, and all payments of interest and principal with respect thereto shall be made ratably in proportion to the outstanding principal balance represented by each Note. Capitalized terms not defined herein have the meanings ascribed to such terms in the Purchase Agreement.

1. Maturity Date; Pre-Payment.

(a) Maturity Date and Conversion. Unless earlier repaid or converted, all amounts outstanding and unpaid under this Note, including any then unpaid and accrued interest, shall be due and payable upon demand by the Holder on, or at any time following, June [●], 20271 (the “Maturity Date”).

(b) Pre-Payment. This Note may not be prepaid, without the written consent of the Required Holders, except in connection with repayment in accordance with Section 5.

2. Interest. The Company shall pay simple interest on the unpaid principal amount hereof, which shall accrue beginning on the issue date set forth above at a rate equal to twelve percent (12%) per annum (the “Interest Rate”), computed on the basis of the actual number of days elapsed and a year of 365 days from the date of this Note, until the principal amount and all interest accrued thereon are paid or converted, as provided herein. Except in accordance with Section 1(b) or upon conversion in accordance with Section 3, interest shall not be due and payable until the Maturity Date or an earlier Event of Default, Business Combination, Qualified Financing or Change of Control. If a Qualified Financing is consummated prior to repayment of this Note, then all interest on this Note shall be deemed to have stopped accruing as of the date set forth in the definitive agreement for the Qualified Financing, which date shall be determined by the Company, which may be no more than ten (10) days prior to the closing of the Qualified Financing.

[1]	NTD: To be one year after the issuance date.

3. Conversion in Connection with Business Combination

(a) Upon the closing of the business combination transaction (the “Business Combination”) contemplated by that certain business combination agreement, dated as of June [●], 2026, by and among Columbus Circle Capital Corp II (prior to the closing of the Business Combination, “SPAC,” and following the closing of the Business Combination “PubCo”), IPHX Merger Sub, Inc. and the Company (the “Business Combination Agreement”), without any action on the part of the Holder, the Company or any other party to the Business Combination Agreement, the unpaid principal amount of this Note, together with any interest accrued but unpaid thereon as of the day prior to such Business Combination (such aggregate amount of principal and interest, the “BC Conversion Amount”), shall automatically convert into a number of fully paid and nonassessable shares of 12.0% Series A Cumulative Convertible Preferred Stock of PubCo (the “PubCo Preferred Stock”) having the rights, preferences and privileges set forth in the Certificate of Designation of Preferences, Rights and Limitations of 12.0% Series A Cumulative Convertible Preferred Stock, in substantially the form of Exhibit A hereto (the “Certificate of Designation”) equal to the quotient of the BC Conversion Amount divided by the BC Conversion Price (as defined below). For purposes of this Note, “BC Conversion Price” shall mean $12.00. The Holder shall be entitled to customary registration rights with respect to the PubCo Preferred Stock and any underlying shares of common stock issuable upon conversion thereof pursuant to the Amended and Restated Registration Rights Agreement (as defined in the Business Combination Agreement).

(b) If this Note is to be automatically converted pursuant to Section 3(a), written notice shall be delivered to the Holder notifying the Holder of the conversion to be effected, specifying the applicable BC Conversion Price, the principal amount of the Note to be converted, together with all accrued and unpaid interest, and the date on which such conversion is expected to occur. The Holder hereby agrees to execute and deliver to the Company all transaction documents entered into by all other holders of Notes and such other agreements reasonably requested by the Company and PubCo, including (without limitation) the Amended and Restated Registration Rights Agreement. The Holder also agrees to deliver the original of this Note if issued in physical form (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company and PubCo whereby the Holder agrees to indemnify the Company and PubCo for any loss incurred by it in connection with this Note) at the closing of the Business Combination for cancellation; provided, however, that upon closing of such Business Combination, this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence. The Company shall, as soon as practicable thereafter, cause PubCo to issue and deliver to the Holder a certificate or certificates (or a notice of issuance of uncertificated shares, if applicable) for the number of PubCo Preferred Shares to which the Holder shall be entitled upon such conversion. Any conversion of this Note pursuant to Section 3(a) shall be deemed to have been made immediately prior to, or concurrent with, the closing of the Business Combination (it being understood that the closing of the Business Combination will be deemed to be concurrent for purposes hereof to allow for PubCo to issue the PubCo Preferred Stock upon conversion of this Note), and on and after such date, the Person entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares. As used herein, “Person” shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity, or government agency.

(c) No Fractional Shares. No fractional shares will be issued upon conversion of this Note pursuant to this Section 3. In lieu of any fractional share to which the Holder would otherwise be entitled, PubCo will round up to the nearest whole share.

4. Conversion in Connection with a Qualified Financing.

(a) If the Business Combination Agreement has been terminated without the Business Combination having closed (the “Termination Event”), then upon the closing of a Qualified Financing prior to repayment or conversion of this Note, at the option of the Holder, the unpaid principal amount of this Note, together with any interest accrued but unpaid thereon, shall convert into fully paid and nonassessable shares of the capital stock of the Company issued and sold at the closing of such Qualified Financing (“Qualified Financing Stock”), at the applicable Conversion Price. As used herein, “QF Conversion Price” shall mean a price per share equal to the lowest price paid in cash by the purchasers of the Qualified Financing Stock sold in the Qualified Financing. As used herein, a “Qualified Financing” shall mean a transaction or series of transactions with the principal purpose of raising capital pursuant to which the Company issues and sells shares of its capital stock for aggregate gross proceeds of (x) at least $25,000,000 (excluding all principal and accrued interest underlying the Notes), or (y) such lesser amount as is consented to by the Holder. The Holder shall be entitled to customary registration rights with respect to the Qualified Financing Stock and any underlying shares of common stock issuable upon conversion thereof.

(b) If the Holder will have the option to convert this Note pursuant to Section 4(a), written notice shall be delivered to the Holder notifying the Holder of the conversion to be effected, specifying the QF Conversion Price, the principal amount of the Note to be converted, together with all accrued and unpaid interest, and the date on which such conversion is expected to occur. The issuance of the Qualified Financing Stock pursuant to the terms hereof shall be upon and subject to the same terms and conditions (other than the applicable Conversion Price) applicable to the shares of the Qualified Financing Stock sold to all other purchasers in such Qualified Financing (provided that the Holder acknowledges and agrees that the Qualified Financing Stock issued to the Holder pursuant to the terms hereof may have a per share liquidation preference, price-based anti-dilution protection, and dividend rights based on the QF Conversion Price) and the Holder hereby agrees to execute and deliver to the Company all transaction documents entered into by all other investors and purchasers participating in the Qualified Financing and such other agreements reasonably requested by the Company, including (without limitation) a purchase agreement and an investors’ rights agreement and/or registration rights agreement, with customary representations and warranties, registration rights and transfer restrictions. The Holder also agrees to deliver the original of this Note if issued in physical form (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the Holder agrees to indemnify the Company for any loss incurred by it in connection with this Note) at the closing of the Qualified Financing for cancellation; provided, however, that upon closing of such Qualified Financing, this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence. The Company shall, as soon as practicable thereafter, issue and deliver to the Holder a certificate or certificates (or a notice of issuance of uncertificated shares, if applicable) for the number of shares to which the Holder shall be entitled upon such conversion. Any conversion of this Note pursuant to Section 4(a) shall be deemed to have been made immediately prior to, or concurrent with, the closing of the Qualified Financing, and on and after such date, the Person entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares.

(c) No Fractional Shares. No fractional shares will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash any amount that would otherwise be converted into such fractional share.

5. Change of Control. If the Termination Event has occurred, unless this Note has previously been repaid or converted, at the option of the Holder, (i) immediately prior to the closing of a Change of Control, the unpaid principal amount of this Note, together with any interest accrued but unpaid thereon, shall convert into fully paid and nonassessable shares of common stock of the Company at a price per share equal to the CoC Price (the “CoC Conversion”); provided, however, that as an alternative to the actual conversion into the Company’s common stock pursuant to such CoC Conversion, the Company may deem the unpaid principal amount of this Note, together with any interest accrued but unpaid thereon, to have converted into the Company’s common stock at a price per share equal to the CoC Price, and the Holder shall be entitled to receive the same consideration payable to the holders of the Company’s common stock, on a pro rata and pari passu basis, in connection with such Change of Control, as if the Holder was an actual holder of such shares of common stock or (ii) upon the closing of a Change of Control, the Holder shall be entitled to receive its Cash-Out Amount. As a condition precedent to receive any shares of the Company’s common stock or consideration payable upon such shares of common stock deemed to have been converted pursuant to this Section 5, if requested by the Company, the Holder shall execute and deliver a release in favor of the Company and its affiliates covering the Holder’s status as a lender to and/or stockholder in the Company, in a form materially similar to the general release provided by the holders of the Company’s equity securities in connection with such Change of Control, and the Holder hereby agrees to execute and deliver to the Company such other agreements reasonably requested by the Company and the Required Purchasers. As used herein, a “Change of Control” means: (i) a Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation as in effect on the initial issuance date of this Note) or (ii) the closing of the Company’s first firm commitment underwritten initial public offering of its common stock pursuant to a registration statement filed under the Act; provided, that a Qualified Financing or the Business Combination shall not constitute a Change of Control hereunder. As used herein, “Cash-Out Amount” means an amount equal to (i) two (2) times the then outstanding principal amount under this Note, plus (ii) all then accrued but unpaid interest under this Note. As used herein, “CoC Price” means an amount obtained by dividing (x) $620,000,000 by (y) as of immediately prior to the conversion of this Note, the sum of (i) the outstanding shares of the Company’s common stock and (ii) the shares of the Company’s common stock directly or indirectly issuable upon conversion or exchange of all outstanding securities directly or indirectly convertible into or exchangeable for the Company’s common stock (including the Company’s preferred stock) and the exercise of all outstanding options and warrants, but specifically excluding (a) the Notes and the securities directly or indirectly issuable upon conversion or exchange of the Notes, (b) other outstanding convertible promissory notes, SAFEs, or other convertible indebtedness, and the securities directly or indirectly issuable upon conversion or exchange thereof, and (c) shares of the Company’s common stock reserved and not issued or subject of outstanding awards under any equity incentive or similar plan of the Company. The Holder shall be entitled to customary registration rights with respect to the any securities of an issuer that is subject to reporting pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are issued as consideration to the Holder in the CoC Conversion.

6. Covenants.

(a) The Company shall designate all payments due under this Note as senior unsecured Indebtedness, and the Notes shall rank pari passu with each other and (b) shall be at least pari passu in right of payment with all other Indebtedness of the Company and its Subsidiaries.

(b) To the extent that it may lawfully do so, the Company (A) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of this Note; and (B) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Holder by this Note, but will suffer and permit the execution of every such power as though no such law has been enacted.

(c) While any Notes are outstanding, the Company shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification, or otherwise, do any of the following without (in addition to any other vote required by law or the Company’s Organizational Documents) the written consent or affirmative vote of the Required Holders:

(i)	until the occurrence of a Termination Event, liquidate, dissolve or wind-up the business and affairs of the Company, effect any merger or consolidation (other than the Merger contemplated by the Business Combination Agreement) or any other Deemed Liquidation Event, or consent to any of the foregoing;

(ii)	amend, alter or repeal any provision of the Company’s Organizational Documents in a manner that adversely affects the powers, preferences or rights of the Notes;

(iii)	purchase or redeem (or permit any subsidiary to purchase or redeem) or, pay or declare any dividend or make any distribution on, any capital stock of the Company other than pursuant to the terms of any equity incentive plan of the Company and other than securities repurchased at cost from former employees and consultants of the Company in connection with the cessation of their service;

(iv)	until the occurrence of a Termination Event, enter into, or enter into a material variation of, any agreement or transaction with any Related Person; provided however that that no approval shall be required for issuance of Company Options, restricted stock units or other similar equity-linked awards to employees or other eligible persons under the Company Equity Incentive Plan or any future incentive plan, equity plan or equity-based compensation plan or other similar arrangements established by the Company, regardless of whether they are otherwise a Related Person;

(v)	create, or authorize the creation of or issue, or authorize the issuance of any Indebtedness, or permit any subsidiary to take any such action with respect to any Indebtedness, other than equipment leases or trade payables incurred in the ordinary course, provided that, from and after the occurrence of a Termination Event, the restriction in this Section 7(c)(v) shall not apply to Indebtedness that both (A) ranks junior to the Notes and (B) does not require or permit redemption, defeasement, repurchase, repayment or other payment prior to the repayment of the Notes; or

(vi)	redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than the Notes) whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness, if at the time such payment with respect to such Indebtedness is due or is otherwise made or, after giving effect to such payment, (i) an event constituting an Event of Default has occurred and is continuing or (ii) an event that with the passage of time and without being cured would constitute an Event of Default has occurred and is continuing.

7. Rights Upon Event of Default.

(a) Upon the occurrence and during the continuance of an Event of Default, all amounts outstanding and unpaid under this Note, including any then unpaid and accrued interest, shall become due and payable without any notice, declaration, or other act on the part of the Holder, and the Holder may exercise any or all of its rights, powers, or remedies under applicable law. If any amount payable hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration, or otherwise, such overdue amount shall bear interest at a rate equal to the Interest Rate plus 2.00% from the date of such non-payment until such amount is paid in full.

(b) As used herein, an “Event of Default” shall mean the occurrence of any one of the following events, which, in the case of clause (A) below, is not promptly cured by the Company following thirty (30) days written notice thereof, unless the Holder has waived such Event of Default by delivery of written notice of such waiver to the Company: (A) a breach of any representation, warranty, covenant or agreement of the Company contained in the Purchase Agreement or this Note; (B) failure to pay any amount of principal or interest due hereunder when due (including by conversion in connection with a Business Combination, Qualified Financing or Change of Control) and such failure continues for five (5) days after written notice thereof; (C) entry of a decree or order by a court having jurisdiction adjudging the Company bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, under federal bankruptcy law, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) days; (D) the commencement by the Company of a voluntary case under federal bankruptcy law, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency, or other similar law, or the consent by the Company to the institution of bankruptcy or insolvency proceedings against it, or the filing by the Company of a petition or answer or consent seeking reorganization or relief under federal bankruptcy law or any other applicable federal or state law, or the consent by the Company to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of the property of the Company, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as they become due, or the discontinuance of the business, dissolution, winding up, liquidation or cessation of the existence by or of the Company, or the taking of corporate action by the Company in furtherance of any such action; (E) the adoption by the Company’s Board or stockholders of any a resolution for the liquidation, dissolution or winding up of the Company; or (F) the Borrower fails to pay when due any of its Indebtedness (as defined in the Purchase Agreement, other than Indebtedness arising under this Note), or any interest or premium thereon, when due and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness.

8. General.

(a) Successors and Assigns. This Note, and the obligations and rights of the Company hereunder, shall be binding upon and inure to the benefit of the Company, the Holder, and their respective heirs, successors and assigns.

(b) Recourse. Recourse under this Note shall be to the general unsecured assets of the Company only, and in no event to the officers or directors of the Company.

(c) Amendment; Waiver; Notice. The Notes, including this Note, may be amended with the written consent of the Required Holders, provided, however, and notwithstanding anything in the Notes to the contrary, no provision of the Notes, including this Note, shall be amended to the extent any such amendment would (i) disproportionately, materially and adversely modify any rights of any Note holder (as compared to the rights of the other holders of Notes) or (ii) impose any additional financial obligations or liabilities on a Note holder, in each case, unless any such holder of a Note shall have previously consented in writing to such amendment or voted to approve such amendment at a meeting. No consideration shall be offered or paid to any holder of a Note to amend or consent to a waiver or modification of any provision of the Notes unless the same consideration is also offered to all of the holders of the Notes. For clarification purposes, this provision constitutes a separate right granted to each holder of Notes by the Company and negotiated separately by each holder of Notes, and is intended for the Company to treat the holders of Notes as a group and shall not in any way be construed as the holders of Notes acting in concert or as a group with respect to the purchase, disposition or voting of securities or otherwise. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Note shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

(d) Notice. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with evidence or confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12). Actual notice is effective as notice in all instances.

If to the Company:	Elroy Air, Inc. 550 Eagle Ct, #440 Byron, CA 94514 Email: andrew@elroyair.com Attention: Andrew Clare

with a copy (which will not constitute notice) to:	DLA Piper LLP (US) 3203 Hanover St Suite 100 Palo Alto, CA 94304 Email: josh.seidenfeld@us.dlapiper.com Attention: Josh Seidenfeld, Esq.

If to the Holder:	[HOLDER ADDRESS] Email: [EMAIL ADDRESS] Attention: [TITLE OF OFFICER]

with a copy (which will not constitute notice to:	[HOLDER LAW FIRM] Email: [EMAIL ADDRESS] Attention: [ATTORNEY NAME]

(e) MFN Amendment. If the Company issues any Subsequent Convertible Securities prior to the repayment or conversion of this Note, the Company will provide the Holder with written notice of the issuance of such Subsequent Convertible Securities, together with a copy of all primary transaction documents relating to such Subsequent Convertible Securities, within ten days following the first issuance of the Subsequent Convertible Securities (the “MFN Notice”). In the event the Holder determines that the terms of the Subsequent Convertible Securities are preferable to the terms of this Note, the Holder will notify the Company in writing within ten days of the delivery of the MFN Notice to the Holder by the Company (the “MFN Election”). Within ten days after receipt of the MFN Election from the Holder, the Company and the Holder agree to amend and/or restate this Note to include any such more favorable terms. As used herein, “Subsequent Convertible Securities” means convertible securities that the Company may issue after the issuance of this Note with the principal purpose of raising capital, including but not limited to, simple agreements for future equity, other convertible debt instruments, and other convertible securities; provided, that “Subsequent Convertible Securities” excludes (i) the other Notes and (ii) Exempt Issuances.

(f) Transfer. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the Company and the Holder. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company; provided, however, that if Holder is a partnership, corporation, trust, joint venture, unincorporated organization or other entity it may transfer its rights under this Agreement to an affiliate (including any other entity wholly owned and/or controlled by the Holder’s ultimate beneficial owner or any of such person’s immediate family members) or to its members, stockholders, partners and/or equityholders without the prior written consent of the Company. Subject to the transfer conditions referred to in the legend endorsed hereon, this Note and all rights hereunder shall be transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Note to the Company at its then principal executive offices for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered Holder of this Note.

(g) Rights Reserved. No provisions of this Note and, except for the rights of an unsecured creditor, no right or option granted or conferred herein shall in any way limit, affect or abridge the exercise by the Company of any of its corporate rights or powers, including without limitation, its corporate right and power to issue securities, recapitalize, amend its certificate of incorporation or bylaws, reorganize, consolidate or merge with or into another entity, or transfer or encumber all or any part of its property or assets.

(h) Reservation of Shares. The Company shall cause to be authorized a sufficient amount of capital stock to effect the conversion of this Note, and all Notes, as provided herein.

(i) No Rights as Noteholder Following Conversion. Upon the conversion or repayment of this Note, this Note shall no longer be deemed to be outstanding and all rights with respect to this Note shall immediately cease and terminate except only the right of the Holder to receive, as applicable, (i) the shares of capital stock to which he, she or it is entitled as a result of the conversion occurring on such date, (ii) the entire unpaid principal amount of this Note, together with interest as provided for herein, or (iii) the payment upon a Change of Control set forth in Section 5.

(j) Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its internal rules governing the conflict of laws.

(k) Dispute Resolution; Waiver of Jury Trial. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Note, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Note except in the state courts of Delaware or the United States District Court for the District of Delaware and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Note or the subject matter hereof may not be enforced in or by such court. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(l) Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

(m) Counterparts. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com), and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9. Definitions. As used in this Note, the following terms have the respective meanings set forth below:

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close.

“Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company, as such certificate may be corrected, amended, or restated.

“Exempt Issuance” means the issuance or deemed issuance of shares of Common Stock specified in clauses (i)-(iv) of the definition of Additional Shares of Common Stock in the Company’s Certificate of Incorporation.

“Inflection Point” means Inflection Point Asset Management LLC and/or one or more of its Affiliates.

“Required Holders” means the holders of a majority in interest (based on aggregate principal plus accrued and unpaid interest) of the Notes then outstanding, which majority must include Inflection Point if Inflection Point then holds any Notes.

(Remainder of Page Intentionally Left Blank; Signature Pages Follow)

IN WITNESS WHEREOF, this Note has been executed and delivered as a sealed instrument on the date first above written by the duly authorized representatives of the parties.

COMPANY:

ELROY AIR, INC.

By:
Name:	Andrew Clare
Title:	Chief Executive Officer

Accepted and Acknowledged:

HOLDER:

Entity Name: ____________________________

By: ___________________________________

Name: _________________________________

Title: __________________________________

EXHIBIT A

FORM OF CERTIFICATE OF DESIGNATON